Exhibit 99.1

News Release

Lockheed Martin Recommends Stockholders Reject Mini-Tender Offer by Peer & Peri

BETHESDA, Md., May 24, 2019 – Lockheed Martin Corporation [NYSE: LMT] has received notice of an unsolicited “mini-tender” offer by Peer & Peri LLC to purchase up to 10,000 shares of Lockheed Martin’s common stock. Peer & Peri’s offer price of $269.00 per share is approximately 20.41 percent lower than the $337.99 closing price of Lockheed Martin common stock on May 17, 2019, the last trading day before the commencement of the offer.

Lockheed Martin is not affiliated in any way with Peer & Peri, the offer, or the offer documentation. However, the rules and regulations of the Securities Exchange Act of 1934 require Lockheed Martin to publicize its position with respect to the offer. Lockheed Martin recommends against stockholders tendering shares in response to the offer, as the offer price was significantly below the market price of Lockheed Martin’s common stock at the commencement of the offer and is also significantly below the current market price.

Mini-tender offers seek to acquire less than five percent of a company’s outstanding shares, thereby avoiding many disclosure and procedural requirements under U.S. federal securities laws and the rules and regulations of the U.S. Securities and Exchange Commission (SEC). As a result, mini-tender offers do not provide investors with the same level of protections as provided by larger tender offers under the U.S. federal securities laws.

The SEC has cautioned investors about mini-tender offers, noting that “some bidders make mini-tender offers at below-market prices, hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price.” The SEC’s tips for investors regarding mini-tender offers may be found at http://www.sec.gov/investor/pubs/minitend.htm.

Lockheed Martin urges stockholders to obtain current market quotations for their shares, review the conditions of the mini-tender offer, consult with their brokers or financial advisors, and exercise caution with respect to the mini-tender offer.

According to Peer & Peri’s offer documents received by the company, stockholders who have already tendered their shares may withdraw their shares by providing notice in the manner described in Peer & Peri’s offer documents prior to the expiration of the offer, currently scheduled to expire at 5:00 p.m., New York time, on June 20, 2019.

Lockheed Martin encourages broker-dealers and other market participants in the dissemination of the offer to review the SEC's recommendations to broker-dealers in these circumstances, which can be found on the SEC website at http://www.sec.gov/divisions/marketreg/minitenders/sia072401.htm and Information Memo Number 01-27 issued by the NYSE on Sept. 28, 2001, which can be found on the NYSE website at https://www.nyse.com/publicdocs/nyse/markets/nyse/rule-interpretations/2001/01-27.pdf regarding the dissemination of mini-tender offer materials.

Lockheed Martin requests that a copy of this news release be included with all distributions of materials relating to Peer & Peri’s offer.

About Lockheed Martin

Headquartered in Bethesda, Maryland, Lockheed Martin Corporation is a global security and aerospace company that employs approximately 105,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services.

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Media Contact:
Bill Phelps, 301-897-6308; william.phelps@lmco.com

Investor Relations Contacts:
Greg Gardner, 301-897-6584; greg.m.gardner@lmco.com
Kelly Stevens, 301-897-6455; kelly.stevens@lmco.com

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